Exhibit 3.1

ARTICLES OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

AARON’S HOLDINGS COMPANY, INC.

Pursuant to Section 14-2-1006 of the Georgia Business Corporation Code (the “Code”), Aaron’s Holdings Company, Inc., a Georgia corporation (the “Corporation”), hereby submits the following Articles of Amendment:

1.

The name of the Corporation is Aaron’s Holdings Company, Inc.

2.

The Corporation’s Second Amended and Restated Articles of Incorporation are hereby amended so that Article I of the Articles of Incorporation shall hereafter read in its entirety as follows:

“The name of the corporation is: PROG Holdings, Inc.”

3.

This foregoing amendment was duly adopted by the Board of Directors of the Corporation on November 11, 2020 pursuant to Section 14-2-1002(8) of the Code.

4.

The foregoing amendment was adopted by the Board of Directors of the Corporation without shareholder action and shareholder action was not required.

5.

Publication of “Notice of Change of Corporate Name” will be published pursuant to Section 14-2-1006.1 of the Code.

6.

These Articles of Amendment shall become effective as of 5:30 p.m. on November 30, 2020.

IN WITNESS WHEREOF, Aaron’s Holdings Company, Inc. has caused these Articles of Amendment to be executed by its duly authorized officer, this 24th day of November, 2020.

AARON’S HOLDINGS COMPANY, INC.

By:	/s/ Robert W. Kamerschen
Name:	Robert W. Kamerschen
Title:	Executive Vice President, General Counsel, Chief Corporate Affairs Officer & Corporate Secretary

[Signature Page to Articles of Amendment]